AMENDMENT DATED AS OF JANUARY 10, 1996

                                        TO

                       AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF OCTOBER 2, 1995

                                       AMONG

              AEL INDUSTRIES,INC., TRACOR, INC. AND TRACOR AEL, INC.


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     Amendment (the "Amendment") dated as of January 10, 1996 to the
Agreement and Plan of Merger (the "Agreement") dated as of October 2, 1995 among AEL Industries, Inc., a Pennsylvania corporation ("AEL"), Tracor, Inc., a Delaware corporation ("Buyer") and Tracor AEL, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub").

                                   BACKGROUND

     AEL, Buyer and Sub have entered into the Agreement which they intend to amend by this Amendment. The Agreement and the Amendment are collectively referred to as the "Amended Agreement."

     The renegotiated price provided for herein reflects information furnished by AEL to Buyer and Sub prior to the date hereof.

     NOW, THEREFORE, AEL, Buyer and Sub, each intending to be legally bound hereby, agree as follows:

     Section 1.     Definitions

     All terms defined in the Agreement and in the Plan of Merger (attached as Exhibit A to the Agreement) shall have the same meanings when used herein, except where (i) otherwise specified herein or (ii) the context clearly requires otherwise.

     Section 2.     Amended Merger Price

     The "Merger Price" is amended so as to be $24.25 per share.

     Section 3.     Amended Plan of Merger

     The Plan of Merger is amended so as to conform to the amendments made herein to the Agreement and is defined as the "Amended Plan of Merger".

     Section 4.     Amended Merger Transaction

     The "Merger Transaction" is amended so as to consist of the Amended Agreement, the Amended Plan of Merger and the Merger.

     Section 5.     Amendment Concerning Material Adverse Effect

     "Material Adverse Effect" shall in no event consist of or include any effect on the business, operations or financial condition of the AEL Group which arises out of any information furnished to Buyer by AEL prior to the date hereof.

     Section 6.     Amendment Concerning Material Adverse Change

     A determination of "Material Adverse Change" pursuant to Section 4.1(d) of the Agreement shall not take into account the effect on the business, operations or financial condition of AEL since February 24, 1995 of any information furnished to Buyer by AEL prior to the date hereof.

     Section 7.     Amendment Concerning Accuracy of Representations and
                    Warranties

     A determination of whether the representations and warranties of AEL in the Agreement shall be accurate in all material respects at and as of the Closing Date (except to the extent that such representation and warranty speaks as of another date) pursuant to Section 4.1(d) of the Agreement shall not take into account any information furnished to Buyer by AEL prior to the date hereof.

     Section 8.     Amendment Concerning Termination by Buyer and Sub

     A determination of whether (i) there shall have occurred an event which shall have caused a Material Adverse Effect or (ii) the representations and warranties of AEL have been breached or become inaccurate in a material respect as of the Closing (each pursuant to Section 5.4(d) of the Agreement) shall not take into account any information furnished to Buyer by AEL prior to the date hereof.

     Section 9.     Haftel Litigation

     Buyer and Sub acknowledge that they have been advised by AEL of the pending litigation captioned as Judith Haftel v. Dr. Leon Riebman, Claire Riebman and AEL Industries, Inc., #95-21600, Montgomery County, Pennsylvania Court of Common Pleas ("Haftel Litigation"). Buyer and Sub waive compliance with the conditions to their respective obligations set forth in Section 4.1(d) of the Agreement as they relate to the Haftel Litigation.

     Section 10.    Commitment Letter

     Buyer and Sub have no reason to believe that the financing contemplated in the Commitment Letter will not be consummated. Buyer and Sub shall use all reasonable efforts to obtain from Bankers Trust Company an extension to March 31, 1996 of the current expiration date of the Commitment Letter and shall promptly provide substantiation thereof to AEL.

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     Section 11.    Full Force and Effect

     The Agreement, as amended hereby, is ratified, confirmed and continued in full force and effect.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

AEL INDUSTRIES, INC.


By:________________
Title:_____________

TRACOR, INC.


By:________________
Title:_____________

TRACOR AEL, INC.


By:________________
Title:_____________